May 3, 2013
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2013 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.75 per basic share for the first quarter of 2013, a $0.04 increase from the $1.71 per basic share earned during the first quarter of 2012.  Consolidated net income was $80.8 million for the first quarter of 2013, compared to $78.9 million for the prior-year quarter.  The current quarter includes $3.8 million ($0.08 per share) in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies.  The prior-year quarter included $5.2 million ($0.11 per share) in other income associated with COLI policies.

According to Jeffrey W. Shaw, Chief Executive Officer, “Net income for the natural gas segment was on par with the previous-year quarter, while NPL, our construction services subsidiary, experienced a $1.9 million improvement in net income between periods.”  Shaw concluded by stating, “A highlight during the quarter was the upgrade of our credit rating to A- from BBB+ by Standard & Poor’s Ratings Services.  S&P cited our sustained improvements in cash flow and leverage measures and improved regulatory relationships in all three service territories.  Both customers and shareholders should benefit from this upgrade.”

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For the twelve months ended March 31, 2013, consolidated net income was $135.2 million, or $2.93 per basic share, compared to $122.7 million, or $2.67 per basic share, during the twelve-month period ended March 31, 2012.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $5 million in the first quarter of 2013 compared to the first quarter of 2012.  Rate relief in Nevada and California provided $2 million of the increase in operating margin.  New customers contributed an incremental $2 million in operating margin during the first quarter of 2013, as approximately 20,000 net new customers were added during the last twelve months.  Incremental margin from customers outside the decoupling mechanisms and other miscellaneous revenues contributed the remaining $1 million of the increase.

Operating expenses for the quarter rose $4.3 million, or 3%, compared to the first quarter of 2012 primarily due to increases in general costs, employee-related benefit costs including pension expense, depreciation expense resulting from additional plant in service, and property and other general taxes.

Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, decreased $1.4 million between periods, primarily due to COLI cash surrender value increases that were lower during the current quarter as

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compared to increases in values that occurred during the first quarter of 2012.  Net interest deductions decreased $1.3 million between quarters primarily due to cost savings from debt refinancing and early debt redemptions.

Twelve Months to Date
Operating margin increased $39 million between periods primarily due to $26 million of rate relief in Arizona, Nevada, and California.  Customer growth contributed $6 million toward the increase.  The remaining operating margin increase primarily relates to reductions associated with warmer weather in the second quarter of 2011 and a regulatory adjustment recognized in the third quarter of 2011.

Operating expenses increased $19.2 million, or 3%, between periods principally due to higher general costs, employee-related benefit costs including pension expense and greater depreciation expense resulting from additional plant in service.

Other income rose $2.5 million between periods.  The current twelve-month period reflects COLI-related income of $5.2 million, while the prior year twelve-month period included income of $3.7 million due to an increase in COLI cash surrender values and recognized net death benefits.  Net interest deductions declined $2.3 million between the twelve-month periods primarily due to cost savings from debt refinancing and redemption activity.  The decline in interest expense was partially offset by increased interest due to a temporary increase in debt outstanding prior to a debt redemption and

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larger outstanding balances under the credit facility and commercial paper program during the current twelve-month period.

Southwest Gas Corporation provides natural gas service to 1,886,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2013	2012

Consolidated Operating Revenues	$613,505	$657,645

Net Income	$80,773	$78,919

Average Number of Common Shares Outstanding	46,251	46,068

Basic Earnings Per Share	$1.75	$1.71

Diluted Earnings Per Share	$1.73	$1.70

TWELVE MONTHS ENDED MARCH 31,	2013	2012

Consolidated Operating Revenues	$1,883,638	$1,916,393

Net Income	$135,185	$122,657

Average Number of Common Shares Outstanding	46,160	45,934

Basic Earnings Per Share	$2.93	$2.67

Diluted Earnings Per Share	$2.90	$2.65

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2013	2012	2013	2012

Results of Consolidated Operations
Contribution to net income - gas operations	$79,292	$79,366	$116,545	$102,771
Contribution to net income (loss) - construction services	1,481	(447)	18,640	19,886
Net income	$80,773	$78,919	$135,185	$122,657

Basic earnings per share	$1.75	$1.71	$2.93	$2.67
Diluted earnings per share	$1.73	$1.70	$2.90	$2.65

Average outstanding common shares	46,251	46,068	46,160	45,934
Average shares outstanding (assuming dilution)	46,650	46,467	46,600	46,363

Results of Natural Gas Operations
Gas operating revenues	$493,600	$530,713	$1,284,615	$1,380,226
Net cost of gas sold	200,608	242,747	437,463	572,430
Operating margin	292,992	287,966	847,152	807,796
Operations and maintenance expense	97,087	95,850	371,216	363,398
Depreciation and amortization	48,319	46,292	188,062	177,664
Taxes other than income taxes	11,795	10,731	42,792	41,811
Operating income	135,791	135,093	245,082	224,923
Other income (deductions)	4,063	5,433	2,795	265
Net interest deductions	15,678	16,977	65,658	67,926
Income before income taxes	124,176	123,549	182,219	157,262
Income tax expense	44,884	44,183	65,674	54,491
Contribution to net income - gas operations	$79,292	$79,366	$116,545	$102,771

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2013

FINANCIAL STATISTICS
Market value to book value per share at quarter end	159%
Twelve months to date return on equity -- total company	10.4%
-- gas segment	9.5%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	859 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada (1)	825,190	6.56	10.00
Northern Nevada (1)	115,933	7.88	9.30
Southern California	143,851	6.10	9.35
Northern California	52,285	7.77	9.35
South Lake Tahoe	11,815	7.77	9.35
Paiute Pipeline Company (2)	84,717	9.47	12.00

(1) Effective April 9, 2013.
(2) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2013	2012	2013	2012
Residential	38,705,524	32,999,266	71,210,850	70,142,485
Small commercial	11,978,917	10,556,682	28,488,729	29,336,738
Large commercial	3,437,353	4,078,013	11,017,600	11,555,221
Industrial / Other	1,760,581	1,438,945	5,104,630	4,753,712
Transportation	28,639,864	23,311,463	105,137,867	92,045,134
Total system throughput	84,522,239	72,384,369	220,959,676	207,833,290

HEATING DEGREE DAY COMPARISON
Actual	1,206	1,055	1,891	1,932
Ten-year average	1,110	1,083	1,892	1,875

Heating degree days for prior periods have been recalculated using the current period customer mix.